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Exhibit (11) - Statement Re: Computation of Earnings Per Share and
               Pro Forma Earnings Per Share

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
Year Ended September 30                                 2001             2000             1999
                                                        ----             ----             ----
Net income (loss)                                    $12,876,000     $(5,906,000)     $(10,582,000)
Less: dividends on redeemable preferred stock                  -         (29,000)         (805,000)
                                                    -----------------------------------------------
Income (loss) applicable to common shares            $12,876,000     $(5,935,000)     $(11,387,000)
                                                    ===============================================


Average number of shares outstanding:
Basic                                                 12,748,677      12,183,022         8,976,640
Effect of dilutive stock options                         212,830               -                 -
                                                    -----------------------------------------------
Diluted                                               12,961,507      12,183,022         8,976,640
                                                    ===============================================


Net income (loss) per share:
Basic                                                $      1.01     $     (0.49)     $      (1.27)
                                                    ===============================================
Diluted                                              $      0.99     $     (0.49)     $      (1.27)
                                                    ===============================================
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